Exhibit 99(c)(21)

Mercury Air Group, Inc.
Cash to Buyout Fractional Shares at Various Premiums

	Price As of:
		Previous 10	Previous 20	Previous 30
Date:	Last Close	Trading Days	Trading Days	Trading Days	1-Month
Price:	$3.46	$3.55	$3.53	$3.58	$3.53

18% Premium:	$4.08	$4.19	$4.16	$4.22	$4.17
20% Premium:	$4.15	$4.26	$4.23	$4.29	$4.24
22% Premium:	$4.22	$4.33	$4.30	$4.36	$4.31
24% Premium:	$4.29	$4.40	$4.37	$4.43	$4.38

Fractional Shares Estimate:	192,613

Cash to Buy Shares
18% Premium:	$786,400	$806,174	$801,515	$812,765	$802,310
20% Premium:	$799,729	$819,838	$815,100	$826,541	$815,909
22% Premium:	$813,058	$833,502	$828,685	$840,317	$829,507
24% Premium:	$826,387	$847,166	$842,270	$854,092	$843,106

Trading History
	Average		Average
	Price		Volume
Previous 10 Trading Days	$3.56		19,830
Previous 30 Trading Days	$3.58		9,093
Previous 60 Trading Days	$3.81		9,350
Previous 90 Trading Days	$3.91		18,089
Previous 120 Trading Days (a)	$3.70		20,630
Previous 150 Trading Days (a)	$3.97		17,896
Previous 180 Trading Days (a)	$4.20		15,944
Previous 52-Weeks (a)	$4.69		12,881
Previous 2 Years (a)	$5.52		8,765

52-Week High	$8.45	(b)	226,300
52-Week Low	$3.08	(c)	0

(a)	Average prices have been adjusted to exclude the Special Dividend.

(b)	Occurred on November 5, 2004, the day the special dividend was paid.

(c)	Occurred on November 8, 2004, the first trading day after the special dividend was paid.